                                                  EXHIBIT 10.1


                                SEPARATION AGREEMENT




                              dated as of June 1, 1998



                                       between



                                SILICON GRAPHICS, INC.



                                         and



                               MIPS TECHNOLOGIES, INC.

                                  TABLE OF CONTENTS

                                  ARTICLE I
                                 DEFINITIONS
                                                                                 PAGE
Section 1.1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

                                  ARTICLE II
                            TRANSFER OF ASSETS AND
                           ASSUMPTION OF LIABILITIES

Section 2.1. TRANSFER OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . .7
Section 2.2. ASSIGNMENT AND ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . .8
Section 2.3. TRANSFERS NOT EFFECTED ON OR PRIOR TO THE CLOSING DATE. . . . . . . . 10
Section 2.4. NO REPRESENTATIONS OR WARRANTIES; CONSENTS. . . . . . . . . . . . . . 11
Section 2.5. DOCUMENTS RELATING TO TRANSFER OF ASSETS AND ASSIGNMENT
               AND ASSUMPTION OF LIABILITIES.. . . . . . . . . . . . . . . . . . . 12
Section 2.6. TERMINATION OF AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . 12

                                 ARTICLE III
                  THE SEPARATION AND THE INITIAL PUBLIC OFFERING

Section 3.1. COOPERATION PRIOR TO THE SEPARATION . . . . . . . . . . . . . . . . . 13
Section 3.2. CONDUCT OF COMPANY BUSINESS PENDING SEPARATION. . . . . . . . . . . . 14
Section 3.3. SILICON GRAPHICS BOARD ACTION; CONDITIONS PRECEDENT
               TO THE SEPARATION . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                 ARTICLE IV
                               INDEMNIFICATION

Section 4.1.  RELEASE OF CLAIMS. . . . . . . . . . . . . . . . . . . . . . . . . . 16
Section 4.2.  INDEMNIFICATION BY THE COMPANY.. . . . . . . . . . . . . . . . . . . 18
Section 4.3.  INDEMNIFICATION BY SILICON GRAPHICS. . . . . . . . . . . . . . . . . 18
Section 4.4.  NOTICE AND PAYMENT OF CLAIMS.. . . . . . . . . . . . . . . . . . . . 19
Section 4.5.  NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS . . . . . . . . . . . . . . 19
Section 4.6.  INSURANCE PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 4.7.  CONTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 4.8.  SUBROGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 4.9.  NO THIRD-PARTY BENEFICIARIES.. . . . . . . . . . . . . . . . . . . . 21
Section 4.10.  REMEDIES CUMULATIVE.. . . . . . . . . . . . . . . . . . . . . . . . 22
Section 4.11.  SURVIVAL OF INDEMNITIES.. . . . . . . . . . . . . . . . . . . . . . 22
Section 4.12.  AFTER-TAX INDEMNIFICATION PAYMENTS. . . . . . . . . . . . . . . . . 22

                                      i

                                 ARTICLE V
                         CERTAIN ADDITIONAL MATTERS
Section 5.1. ANCILLARY AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 22
Section 5.2. COMPANY OFFICERS AND BOARD OF DIRECTORS . . . . . . . . . . . . . . . 22
Section 5.3. THE COMPANY CERTIFICATE OF INCORPORATION AND BYLAWS . . . . . . . . . 22
Section 5.4  INSURANCE POLICIES AND CLAIMS ADMINISTRATION. . . . . . . . . . . . . 22

                                 ARTICLE VI
                            ACCESS TO INFORMATION

Section 6.1.  PROVISION OF CORPORATE RECORDS.. . . . . . . . . . . . . . . . . . . 24
Section 6.2.  ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 24
Section 6.3.  LITIGATION COOPERATION . . . . . . . . . . . . . . . . . . . . . . . 24
Section 6.4.  REIMBURSEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Section 6.5.  RETENTION OF RECORDS . . . . . . . . . . . . . . . . . . . . . . . . 24
Section 6.6.  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Section 6.7.  PROTECTIVE ARRANGEMENTS. . . . . . . . . . . . . . . . . . . . . . . 25
Section 6.8.  MAIL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                 ARTICLE VII
                             DISPUTE RESOLUTION

Section 7.1.  AGREEMENT TO MEDIATE . . . . . . . . . . . . . . . . . . . . . . . . 26
Section 7.2.  ESCALATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Section 7.3.  DEMAND FOR MEDIATION . . . . . . . . . . . . . . . . . . . . . . . . 26
Section 7.4.  CERTAIN ADDITIONAL MATTERS . . . . . . . . . . . . . . . . . . . . . 27
Section 7.5.  CONTINUITY OF SERVICE AND PERFORMANCE. . . . . . . . . . . . . . . . 27

                                 ARTICLE VIII
                                MISCELLANEOUS

Section 8.1.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Section 8.2.  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Section 8.3.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Section 8.4.  AMENDMENT AND WAIVER.. . . . . . . . . . . . . . . . . . . . . . . . 29
Section 8.5.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Section 8.6.  GOVERNING LAW; JURISDICTION; FORUM . . . . . . . . . . . . . . . . . 29
Section 8.7.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Section 8.8.  PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . 29
Section 8.9.  TAX SHARING AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 29
Section 8.10. FURTHER ASSURANCES AND CONSENTS. . . . . . . . . . . . . . . . . . . 30
Section 8.11. EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . 30
Section 8.12. LEGAL ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . . . . . 30

                                      ii


Section 8.13.  TITLES AND HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . 30

SCHEDULES:

1.1(a)         -    Company Contracts
2.1(a)(i)      -    Tangible Personal Property
2.1(a)(ii)     -    Inventory
2.1(a)(iii)    -    Receivables
2.1(a)(ix)     -    Sales and Promotional Material
2.1(a)(x)      -    Governmental Permits and Approvals
2.1(b)(i)      -    Excluded Assets
2.2(a)(iv)     -    Liabilities
2.2(b)(i)      -    Excluded Liabilities
2.3(b)         -    Joint Contracts
2.6(b)         -    Agreements that will not Terminate

                              SEPARATION AGREEMENT

     SEPARATION AGREEMENT ("Agreement") dated as of June 1, 1998 by and between Silicon Graphics, Inc., a Delaware corporation ("Silicon Graphics"), and MIPS Technologies, Inc., a Delaware corporation (the "Company").

                                   RECITALS

     WHEREAS, the Board of Directors of Silicon Graphics has determined that it is in the best interests of Silicon Graphics and its shareholders to separate the Company Business from Silicon Graphics' other operations;

      WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Company Assets to the Company and to cause the Company to assume the Company Liabilities, all as more fully described in this Agreement and the Ancillary Agreements (such transfer of assets and assumption of liabilities are herein after referred to as the "Separation.");

       WHEREAS, the Board of Directors of Silicon Graphics has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, to cause the Company and Silicon Graphics to sell, in an initial public offering (the "Initial Public Offering"), up to such number of shares of the Common Stock which shall not exceed 20% of the Company's outstanding capital stock on a fully-diluted basis;

      WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and certain other agreements that will govern certain matters relating to the Separation and the Initial Public Offering and the relationship of Silicon Graphics and the Company and their respective subsidiaries following the Initial Public Offering.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1. DEFINITIONS. As used herein, the following terms have the following meanings:

          "ACTION" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or administrative authority, agency or commission, or any other tribunal or arbitral body; or any other Governmental Authority.

          "AFFILIATE" of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person.

          "AGREEMENT" has the meaning specified in the Recitals.

          "ANCILLARY AGREEMENTS" means the Corporate Agreement, the Management Services Agreement, the Tax Sharing Agreement, the Technology Agreement, the Trademark Agreement, the Interim Sublease Agreement and the Sublease Agreement.

          "ASSIGNED COMPANY INTELLECTUAL PROPERTY" means any Intellectual Property owned by Silicon Graphics as of the Separation Date that is to be assigned by Silicon Graphics to the Company pursuant to the Technology Agreement.

          "CLOSING DATE" means the first time at which any shares of Common Stock are sold to the Underwriters pursuant to the Initial Public Offering in accordance with the terms of the Underwriting Agreement.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMISSION" means the Securities and Exchange Commission.

          "COMMON STOCK" means the common stock, par value $0.001 per share, of the Company.

          "COMPANY ASSETS" has the meaning set forth in Section 2.1(a).

          "COMPANY BALANCE SHEET" means the audited balance sheet of the Company, including the notes thereto, as of March 31, 1998.

          "COMPANY BUSINESS" means the business and operations of the various divisions and subsidiaries of Silicon Graphics engaged in the development and licensing of processor designs for the embedded market based on reduced-instruction-set-computing (RISC) architecture, consisting principally of Silicon Graphics' MIPS Group.

          "COMPANY BYLAWS" means the bylaws of the Company in the form filed as an exhibit to the Registration Statement.

          "COMPANY CERTIFICATE" means the restated certificate of incorporation of the Company in the form filed as an exhibit to the Registration Statement.

          "COMPANY CONTRACTS" means the following contracts and agreements to which Silicon Graphics or any of its Affiliates is a party or by which it or any of its Affiliates or and of their respective assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Silicon Graphics or any of its Affiliates (other than the Company) pursuant to any provision of this Agreement or any Ancillary Agreement:

               (a) all contracts or agreements listed or described on Schedule 1.1(a) (as such Schedule may be supplemented by mutual agreement of the parties hereto after the date hereof and prior to the Closing
          Date);

               (b) any contracts or agreements entered into in the name of, or expressly on behalf of, the Company;

               (c) any contract or agreement that relates primarily to the Company Business;

               (d) any guarantee, indemnity, representation, warranty or other Liability of the Company or Silicon Graphics in respect of any other Company Contract, any Company Liability or the Company Business; and

               (e) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to the Company.

          "COMPANY LIABILITIES" has the meaning set forth in Section 2.2.

          "CONSENTS" means any consents, waivers or approvals from, or notification requirements to, any third parties.

          "EFFECTIVE INITIAL PUBLIC OFFERING DATE" means the date on which the Registration Statement is declared effective by the Commission.

          "ESCALATION NOTICE" has the meaning set forth in Section 7.2.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED ASSETS" has the meaning set forth in Section 2.1(b).

          "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.2(b).

          "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications,
     (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and
     (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

          "INTERIM SUBLEASE AGREEMENT" means the sublease agreement to be executed by Silicon Graphics and the Company on the Separation Date for the sublease by the Company from Silicon Graphics of certain premises located at 1600 Amphitheatre Parkway, Mountain View, California, consisting of approximately _______ square feet of space.

          "INVENTORY" means all inventory owned, used or held by Silicon Graphics as of the Separation Date and related exclusively to the Company Business.

          "LIABILITIES" means any and all losses, claims, charges, debts, demands, Actions, causes of Action, suits, damages, obligations, payments, costs and expenses, accounts, bonds, indemnities and similar obligations, covenants, contracts, agreements, promises, guarantees and other liabilities, including all contractual obligations, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

          "LICENSED COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property which is licensed or sublicensed from a third party by Silicon Graphics as of the Separation Date that is to be licensed or sublicensed by Silicon Graphics to the Company pursuant to the Technology Agreement.

          "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement dated the date hereof between the Company and Silicon Graphics regarding the provision of certain services by the Company from Silicon Graphics, as such agreement may be amended from time to time.

          "MEDIATION DEMAND DATE" has the meaning set forth in Section 7.3.

          "MEDIATION DEMAND NOTICE" has the meaning set forth in Section 7.3.

          "OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in and to which Silicon Graphics or the Company holds, or has a right to hold, right, title and interest.

          "PERSON" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

          "POLICY" has the meaning specified in Section 5.4(a).

          "PROSPECTUS" means each preliminary, final or supplemental prospectus forming a part of the Registration Statement.

          "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising exclusively from the conduct of the Company Business before the Separation Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

          "REGISTRATION STATEMENT" means the registration statement on Form S-1 filed by the Company with the Commission to effect the registration of the Common Stock pursuant to the Securities Act, as such registration statement may be amended from time to time.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SEPARATION" has the meaning specified in the second recital of this Agreement.

          "SEPARATION DATE" means the date determined by the Board of Directors of Silicon Graphics as the date on which the Separation shall be effected, which is contemplated to occur on or about June 1, 1998.

          "SGI GROUP" means Silicon Graphics and each Person (other than the Company and its subsidiaries) that is an Affiliate of Silicon Graphics immediately after the Separation Date.

          "SUBLEASE AGREEMENT" means the sublease agreement to be executed by Silicon Graphics and the Company on the Separation Date for the sublease by the Company from Silicon Graphics of certain premises located at 1225 Charleston Road, Mountain View, California, consisting of approximately _____ square feet of space.

          "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property used or held for use by Silicon Graphics or any member of the SGI Group in the conduct of the Company Business.

          "TAX" or "TAXES" shall have the meaning given to such term in the Tax Sharing Agreement.

          "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of the date hereof between Silicon Graphics and the Company providing for certain tax related matters, as such agreement may be amended from time to time.

          "TECHNOLOGY AGREEMENT" means the Technology Agreement dated as of the Separation Date between Silicon Graphics and the Company providing for certain intellectual property matters, as such agreement may be amended from time to time.

          "TRADEMARK AGREEMENT" means the Trademark Agreement dated as of the date hereof between Silicon Graphics and the Company providing for certain trademark matters, as such agreement may be amended from time to time.

     Unless otherwise specified, any reference to any "subsidiary" or "subsidiaries" of Silicon Graphics shall not include the Company.


                                     ARTICLE II
                               TRANSFER OF ASSETS AND
                             ASSUMPTION OF LIABILITIES

     Section 2.1. TRANSFER OF ASSETS. (a) Silicon Graphics hereby assigns, transfers, conveys and delivers to the Company as of the Closing Date, and agrees to cause each of its subsidiaries to assign, transfer, convey and deliver to the Company as of the Closing Date, and the Company hereby accepts from Silicon Graphics and such subsidiaries as of the Closing Date, all of Silicon Graphics' and such subsidiaries' respective right, title and interest in or under the following (the "COMPANY ASSETS"):

          (i) all Tangible Personal Property, including, without limitation, the Tangible Personal Property listed on Schedule 2.1(a)(i);

          (ii) all Inventory, including, without limitation, the Inventory listed on Schedule 2.1(a)(ii);

          (iii) all Receivables, including, without limitation, all Receivables listed on Schedule 2.1(a)(iii);

          (iv) all books of account, general, financial and tax records, invoices, shipping records, supplier lists, correspondence and other documents, records and files exclusively relating to the Company Business, and all personnel records of persons employed by Silicon Graphics that become employees of the Company as of the Separation Date or thereafter;

          (v) the goodwill of Silicon Graphics exclusively relating to the Company Business;

          (vi) all of the Assigned Company Intellectual Property and the Licensed Company Intellectual Property that is to be transferred pursuant to the Technology Agreement and the Trademark Agreement, in each case to the extent and subject to the conditions provided therein;

          (vii) all of the Company Contracts;

          (viii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and enuring to the benefit of Silicon Graphics which relate exclusively to the Company Business;

          (ix) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by Silicon Graphics relating exclusively to the Company Business, including, without limitation, the materials listed on Schedule 2.1(a)(ix);

          (x) all municipal, state and federal franchises, permits, licenses, agreements, waivers, exemptions, approvals and authorizations held or used by Silicon Graphics in connection with, or required for, the Company Business, to the extent transferable, including, without limitation, the permits listed on Schedule 2.1(a)(x);

          (xi) any assets reflected in the Company Balance Sheet as "Assets" of the Company, subject to any dispositions of such assets subsequent to the date of the Company Balance Sheet; and

          (xii) any and all other assets, rights and claims of every kind and nature held immediately prior to the Closing Date by Silicon Graphics and used primarily in the Company Business. The intention of this clause (xii) is only to rectify any inadvertent omission of transfer or conveyance of any asset, right or claim that, had the parties hereto given specific consideration to such asset, right or claim as of the date hereof, would have otherwise been classified as a Company Asset. No asset, right or claim shall be deemed a Company Asset solely as a result of this clause
     (xii) if such asset, right or claim is within the category or type of asset, right or claim expressly covered by the subject matter of an Ancillary Agreement. In addition, no asset, right or claim shall be deemed a Company Asset solely as a result of this clause (xii) unless a claim with respect thereto is made by the Company on or prior to the [first] anniversary of the Closing Date.

     Notwithstanding the foregoing, the Company Assets shall not in any event include the Excluded Assets referred to in Section 2.1(b) below.

     (b) For the purposes of this Agreement, "EXCLUDED ASSETS" shall mean: (i) the assets, rights and claims listed or described on Schedule 2.1(b)(i); and
(ii) any and all assets, rights and claims that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits and Schedules hereto or thereto) as assets, rights or claim to be retained by Silicon Graphics.

     Section 2.2. ASSIGNMENT AND ASSUMPTION OF LIABILITIES. (a) Except as set forth in one or more of the Ancillary Agreements, from and after the Closing Date, the Company hereby assumes and agrees faithfully to pay, perform and fulfill all obligations under the following in accordance with their respective terms (the "COMPANY LIABILITIES"):

          (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by the Company, and all agreements, obligations and Liabilities of the Company under this Agreement or any of the Ancillary Agreements;

          (ii) all Liabilities (other than Taxes based on, or measured by reference to, net income), including any employee-related Liabilities, primarily relating to, arising out of or resulting from:

               (A) the operation of the Company Business, as conducted at any time prior to, on or after the Separation Date, including, without limitation, (i) any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority); (ii) any employee-related Liability, including, without limitation, any Liability related to accrued vacation, personal time-off, sales commissions, bonuses, severance, or employee-related Actions relating to any past or present employee of the Company or any past or present employee of Silicon Graphics who was engaged primarily in the Company Business prior to the Separation Date; and
          (iii) any Liability related to service, warranty, support and product liability in connection with the Company Business, including products and technologies;

               (B) the operation of any business conducted by the Company or any of its subsidiaries at any time after the Closing Date including, without limitation, any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority); and

               (C) any Company Assets;

          (iii) all Liabilities reflected as "Liabilities" or obligations of the Company in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet; and

          (iv) all Liabilities listed on Schedule 2.2(a)(iv).

     Notwithstanding the foregoing, the Company Liabilities shall not in any event include the Excluded Liabilities referred to in Section 2.2(b) below.

     (b)  For the purposes of this Agreement, "EXCLUDED LIABILITIES" shall mean
(i) the Liabilities listed or described on Schedule 2.2(b)(i); (ii) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or Schedules hereto or thereto) as Liabilities to be retained or assumed by Silicon Graphics or any member of the SGI Group; and (iii) all agreements and obligations of any member of the SGI Group under this Agreement or any of the Ancillary Agreements.

     (c) The Company shall be responsible for all Company Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Company Liabilities arising out of claims made by Silicon Graphics' or the Company's respective directors, officers, employees, agents or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by Silicon Graphics or the Company or any of their respective directors, officers, employees, agents or Affiliates.

     Section 2.3. TRANSFERS NOT EFFECTED ON OR PRIOR TO THE CLOSING DATE. (a) To the extent any transfers contemplated by this Article II shall not have been fully effected on or prior to the Closing Date, Silicon Graphics and the Company shall cooperate to effect such transfers as promptly as possible following the Closing Date. Nothing herein shall be deemed to require the transfer of any assets or the assignment or assumption of any Liabilities that by their terms or by operation of law cannot be so transferred, assigned or assumed; PROVIDED, HOWEVER, that any such asset shall be deemed a Company Asset for purposes of determining whether any Liability is a Company
Liability; and PROVIDED, FURTHER, that Silicon Graphics and the Company and their respective Affiliates shall cooperate in seeking to obtain any necessary Consents for the transfer of all assets and the assignment or assumption of all Liabilities as contemplated by this Article II. In the event that any transfer of assets or assignment or assumption of Liabilities contemplated by this Article II has not been consummated effective as of the Closing Date, (i) the party retaining such assets shall thereafter hold such assets in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto); and (ii) the party retaining such Liabilities shall thereafter hold such Liabilities for the account of the party assuming such Liability or to whom such Liability is to be assigned pursuant hereto, and in each such case shall take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred, or such Liability been assigned or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, assignable or assumable, as the case may be, such transfer, assignment or assumption, as the case may be, shall be effected forthwith. Silicon
Graphics and the Company agree that, as of the Closing Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all of the rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement.

     (b) Notwithstanding anything in this Agreement to the contrary, Silicon Graphics and the Company acknowledge that there are contracts between the Company and/or Silicon Graphics and third parties that relate to both the Company Business and Silicon Graphics' business subsequent to the Separation ("Joint Contracts") including, without limitation, the Joint Contracts listed on
Schedule 2.3(b). Silicon Graphics and the Company agree, as promptly as practicable after the Separation Date, to modify each Joint Contract (including, if necessary or appropriate, the cancellation of a Joint Contract and the creation of a new contract or contracts) so that (i) the Company retains or is granted such rights thereunder as may be necessary for the Company to operate the Company Business (including research and development projects), and (ii) Silicon Graphics retains or is granted such rights thereunder as may be necessary for Silicon Graphics to operate its business subsequent to the Separation Date (including existing research and development projects). The parties agree to negotiate in good faith any necessary or appropriate modifications of such Joint Contracts including, without limitation, the fees or other payments that may be payable by each party as a result of any such modifications and the release (or partial release) of a party under any continuing Joint Contract retained by the other party. On the effective date of a modified Joint Contract or any new contract pursuant to this Section 2.3(b), such Joint Contract as modified and any new contract shall, without further act, be deemed for all purposes between Silicon Graphics and the Company to have been assigned to the Company or Silicon Graphics, as the case may be.

     Section 2.4. NO REPRESENTATIONS OR WARRANTIES; CONSENTS. (a) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party, or as to the legal sufficiency to convey title to an asset transferred pursuant to this Agreement or any Ancillary Agreement, including, without limitation, any conveyancing or assumption instruments. It is also agreed and understood that there are no warranties whatsoever, express or implied, given by either party to this Agreement, as to the condition, quality, merchantability or fitness of any of the assets, businesses or other rights transferred or retained by the parties, as the case may be, and all such assets, businesses and other rights shall be "as is, where is" and "with all faults" (provided that the absence of warranties given by the parties shall not negate the allocation of Liabilities under this Agreement and shall have no effect on any manufacturers, sellers, or other third party warranties that are intended to be transferred with such assets), and the Company shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in it good and marketable title, free and clear of any security interest, pledge, lien, charge, claim, option, right to acquire, covenant, condition, restriction on transfer or other encumbrance of any nature whatsoever.

     (b) Each party hereto understands and agrees that no party hereto is, in this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, representing or warranting in any way that the obtaining of any Consents, the execution and delivery of any amendatory agreements and the taking of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets.

     Notwithstanding the foregoing and except as provided in any Ancillary Agreement, the parties shall use their good faith efforts to obtain all Consents (including such Consents as may be required by any Governmental Authority), to enter into all reasonable amendatory agreements and to make all filings and applications contemplated by this Agreement, and shall take all such further actions as shall be deemed reasonably necessary to preserve for each of Silicon Graphics and the Company, to the greatest extent reasonably feasible, consistent with this Agreement, the economic and operational benefits of the allocation of assets and liabilities provided for in this Agreement. In case at any time after the Separation Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action; PROVIDED that any financial cost shall be borne by the party receiving the benefit of the action.

     Section 2.5. DOCUMENTS RELATING TO TRANSFER OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES. In connection with the transfer or the Company Assets pursuant to Section 2.1 of this Agreement and the assignment and assumption of the Company Liabilities pursuant to Section 2.2 of this Agreement, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Silicon Graphics shall execute and deliver such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments or transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Silicon Graphics' right, title and interest in and to the Company Assets to the Company and (ii) the Company shall execute and deliver to Silicon Graphics such bills of sale, certificates of title, assumptions of contracts and other instruments or assumption as may be necessary to evidence the valid and effective assumption of the Company Liabilities by the Company.

     Section 2.6. TERMINATION OF AGREEMENTS. (a) Except as set forth in Section 2.6(b), in furtherance of the releases and other provisions of Section 4.1 hereof, the Company, on the one hand, and Silicon Graphics, on the other hand, hereby terminate, effective as of the Closing Date, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between the Company and Silicon Graphics; PROVIDED, HOWEVER, that to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement, such termination shall be effective as of the date of the effectiveness of the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Ancillary Agreement). Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

     (b) The provisions of Section 2.6(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), (ii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto or their respective Affiliates is a party, (iii) any intercompany accounts payable or accounts receivable accrued as of the Closing Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices, and (iv) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Closing Date including, without limitation, those listed or described on Schedule 2.6(b).

                                    ARTICLE III
                   THE SEPARATION AND THE INITIAL PUBLIC OFFERING

     Section 3.1. COOPERATION PRIOR TO THE SEPARATION. (a) TRANSACTIONS PRIOR TO THE INITIAL PUBLIC OFFERING. (i) Subject to the conditions specified in
Section 3.3, Silicon Graphics and the Company shall use their reasonable best efforts to consummate the Initial Public Offering. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1.

          (ii) The Company shall file the Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the Registration Statement as may be required by the Underwriting Agreement, the Commission or federal, state or foreign securities laws. Silicon Graphics and the Company shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Initial Public Offering and the Separation or the other transactions contemplated by this Agreement and the Ancillary Agreements.

          (iii) The Company shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to the Company and shall comply with its obligations thereunder.

          (iv) Silicon Graphics and the Company shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the Initial Public Offering.

          (v) The Company shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Initial Public Offering.

          (vi) The Company shall prepare, file and use reasonable best efforts to seek to make effective, a listing application for quotation of the Common Stock issued in the Initial Public Offering in the Nasdaq National Market, subject to official notice of issuance.

          (vii) The Company shall participate in the preparation of materials and presentations as the Underwriters shall deem necessary or desirable.

          (viii) Silicon Graphics and the Company shall pay the costs and expenses set forth in Section 8.2.

     (b) PROCEEDS OF THE INITIAL PUBLIC OFFERING. The Initial Public Offering will include both a primary offering of Common Stock by the Company and a secondary offering of Common Stock by Silicon Graphics of its shares of Common Stock. The Company will retain the net proceeds of the primary offering and Silicon Graphics will retain the net proceeds of the secondary offering.

     Section 3.2. CONDUCT OF COMPANY BUSINESS PENDING SEPARATION. Prior to the Separation Date, the Company Business shall be operated by Silicon Graphics and its subsidiaries and the Company for the sole benefit of Silicon Graphics.

     Section 3.3. SILICON GRAPHICS BOARD ACTION; CONDITIONS PRECEDENT TO THE SEPARATION. Silicon Graphics' Board of Directors shall, in its discretion, establish any appropriate procedures in connection with the Separation. In no event shall the Separation occur unless the following conditions shall, unless waived by Silicon Graphics in its sole discretion, have been satisfied:

     (a) All necessary regulatory approvals and Consents shall have been received;

     (b) The Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto;

     (c) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.1 shall have been taken and, where applicable, have become effective or been accepted;

     (d) The Company's Board of Directors, as named in the Registration Statement, shall have been elected by Silicon Graphics, as sole stockholder of the Company, and the Company Certificate and Company Bylaws shall be in effect;

     (e) The Company and Silicon Graphics shall have entered into the Underwriting Agreement and all conditions to the obligations of the Company and the Underwriters shall have been satisfied or waived;

     (f) The Common Stock shall have been approved for quotation in the Nasdaq National Market, subject to official notice of issuance;

     (g) Silicon Graphics' Board of Directors shall have formally approved the Separation and shall not have abandoned, deferred or modified the Separation at any time prior to the Closing Date;

     (h) The Company's Board of Directors shall have formally approved the Separation, this Agreement and the Ancillary Agreements and the Initial Public Offering, and all transactions contemplated hereby and thereby;

     (i) The transactions contemplated by Sections 2.1 and 2.2 and Article V shall have been consummated in all material respects and each of the Ancillary Agreements, in form and substance satisfactory to Silicon Graphics, shall have been executed by the parties thereto and each of the transactions contemplated by the Ancillary Agreements to be consummated on or prior to the Separation Date shall have been consummated;

     (j) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect preventing the consummation of the Separation or the Initial Public Offering or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect;

     (k) Silicon Graphics shall have been released from any liabilities, guarantees or other obligations with respect to any indebtedness or otherwise of the Company or its subsidiaries; PROVIDED, that the satisfaction of such conditions shall not create any obligation on the part of Silicon Graphics to effect the Separation or in any way limit Silicon Graphics' power of termination set forth in Section 8.1 or alter the consequences of any such termination from those specified in such Section;

     (l) Silicon Graphics shall be satisfied in its sole discretion that it will own at least 80.1% of the outstanding Common Stock following the Initial Public Offering on a fully diluted basis, after giving effect to the issuance of any shares of restricted stock or employee stock options to any employees and consultants of the Company, and all other conditions to permit any subsequent distribution of the Common Stock to Silicon Graphics' shareholders to qualify as a tax-free distribution to Silicon Graphics, the Company and Silicon Graphics' shareholders shall, to the extent applicable as of the time of the Initial Public Offering, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Separation or thereafter;

     (m) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the Initial Public Offering in order to assure the successful completion of the Separation and the Initial Public Offering and the other transactions contemplated by this Agreement shall have been taken; and

     (n) This Agreement shall not have been terminated.

                                     ARTICLE IV
                                   INDEMNIFICATION

     Section 4.1. RELEASE OF CLAIMS. (a) Except as provided in Section 4.1(c), effective as of the Closing Date, the Company does hereby, for itself and its Affiliates (other than any member of the SGI Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of the Company and its Affiliates (other than any member of the SGI Group) (in each case, in their respective capacities as such), remise, release and forever discharge Silicon Graphics and each member of the SGI Group, their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of Silicon Graphics or any member of the SGI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Initial Public Offering.

     (b) Except as provided in Section 4.1(c), effective as of the Closing Date, Silicon Graphics does hereby, for itself and each member of the SGI Group, successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of Silicon Graphics or any member of the SGI Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and its subsidiaries, their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of the Company or any of its subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Initial Public Offering.

     (c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.6(b) or the applicable Schedules thereto not to terminate as of the Closing Date, in each case in accordance with its terms. Nothing contained in Section 4.1(a) and
(b) shall release any Person from:

          (i) any Liability provided in or resulting from the Agreement, any Ancillary Agreement and any other agreement between the Company and any member of the SGI Group that is specified in Section 2.6(b) or the applicable Schedules thereto as not to terminate as of the Closing Date, or any other Liability specified in Schedule 2.6(b) as not to terminate as of the Closing Date;

          (ii) any Liability, contingent or otherwise, assumed, transferred or assigned to such Person in accordance with, or any other Liability of any Person under, this Agreement or any Ancillary Agreement;

          (iii) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by the Company from any member of the SGI Group or by any member of the SGI Group from the Company;

          (iv) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

          (v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1; PROVIDED that the parties agree not to bring suit or permit any of their subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.1 but for the provision of this clause (v).

     (d) The Company shall not make, and shall not permit any of its subsidiaries to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Silicon Graphics or any member of the SGI Group or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to
Section 4.1(a). Silicon Graphics shall not make, and shall not permit any member of the SGI

Group to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the Company or any of its subsidiaries or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to
Section 4.1(b).

     (e) It is the intention of each of Silicon Graphics and the Company by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among the Company or any of its subsidiaries, on the one hand, and Silicon Graphics or any member of the SGI Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among such Persons on or before the Closing Date), except as expressly set forth in Section 4.1(c). At any time, at the request of any other party, each party shall execute and deliver, or shall cause such other appropriate Persons to execute and deliver, releases reflecting the provisions hereof. The foregoing release is intended as a general release of all such Liabilities, and each party hereby waive the provisions of California Civil Code section 1542, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor."

     Section 4.2.  INDEMNIFICATION BY THE COMPANY.  Except as provided in
Section 4.5 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, the Company shall indemnify, defend and hold harmless Silicon Graphics, each member of the SGI Group and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SGI INDEMNITEES") from and against any and all Liabilities of the SGI Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) The failure of the Company or any other Person to pay, perform or otherwise promptly discharge any Company Liability or Company Contract in accordance with their respective terms, whether prior to or after the Closing Date or the date hereof;

     (b) The Company Business, any Company Asset or Company Liability or any Company Contract;

     (c) Any breach by the Company or any of its subsidiaries of this Agreement or any of the Ancillary Agreements; and

     (d) Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or Prospectus.

     Section 4.3.  INDEMNIFICATION BY SILICON GRAPHICS.  Except  as provided in
Section 4.5 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Silicon Graphics shall indemnify, defend and hold harmless the Company and each of its subsidiaries and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "COMPANY INDEMNITEES") from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) The failure of Silicon Graphics or any other member of the SGI Group or any other Person to pay, perform or otherwise promptly discharge any Liability of the SGI Group other than the Company Liabilities in accordance with its terms, whether prior to or after the Closing Date or the date hereof;

     (b) Any Liability of any member of the SGI Group other than the Company Liabilities; and

     (c) Any breach by Silicon Graphics or any member of the SGI Group of this Agreement or any of the Ancillary Agreements.

     Section 4.4. NOTICE AND PAYMENT OF CLAIMS. If any SGI Indemnitee or Company Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification under this Article IV (other than in connection with any Action subject to Section 4.5), the Indemnified Party shall deliver to the person from whom such indemnification is sought (the "INDEMNIFYING PARTY"), a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with Article VII. If the Indemnifying Party does not give such notice within such 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

     Section 4.5. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (A) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (B) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Failure of the Indemnified Party to give notice as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail.

     (a) Within 30 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (i) elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with
Article VII. If the Indemnifying Party does not within such 30 day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

     (b) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by counsel employed by the Indemnifying Party and reasonably satisfactory to Silicon Graphics in the case of SGI Indemnitees and the Company in the case of Company Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; PROVIDED that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Silicon Graphics in the case of SGI Indemnitees and the Company in the case of Company Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Silicon Graphics for SGI Indemnitees or the Company for Company Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

     (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; PROVIDED that without the prior written consent of Silicon Graphics in the case of SGI Indemnitees and the Company in the case of Company Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

     (d) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this Article IV, Silicon Graphics in the case of SGI Indemnitees and the Company in the case of Company Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Silicon Graphics or the Company, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Silicon Graphics in the case of SGI Indemnitees and the Company in the case of Company Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto, PROVIDED that the Indemnifying Party shall not be liable for any settlement effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (e) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) no later than the later of (i) the date on which the Indemnified Party makes any payment in satisfaction (partial or otherwise) of the Third-Party Claim or (ii) the date on which such Indemnifying Party's objection, if any, to its responsibility for indemnification under this Article IV has been resolved pursuant to Article VII or by settlement or compromise or the final nonappealable judgment of a court of competent jurisdiction.

     Section 4.6. INSURANCE PROCEEDS. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this
Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Liability. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Liability and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Liability as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnifying Party's costs and expenses associated with such Liability.

     Section 4.7.  CONTRIBUTION.  If the indemnification provided for in this
Article IV is unavailable to an Indemnified Party in respect of any Liability arising out of or related to information contained in or omitted from the Registration Statement, then the Company Indemnitees, or SGI Indemnitees, as the case may be, in lieu of indemnifying the SGI Indemnitees or Company Indemnitees, as the case may be, shall contribute to the amount paid or payable by the SGI Indemnitees or the Company Indemnitees, as the case may be, as a result of such Liability in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Silicon Graphics, on the other hand, in connection with the statements or omissions which resulted in such Liability. The relative fault of the Company Indemnitees on the one hand and of the SGI Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning the Company on the one hand or Silicon Graphics on the other hand.

     Section 4.8. SUBROGATION. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the first place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     Section 4.9. NO THIRD-PARTY BENEFICIARIES. This Article IV shall inure to the benefit of, and be enforceable by Silicon Graphics, the SGI Indemnitees, the Company and the Company Indemnitees and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

     Section 4.10. REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party. The procedures set forth in this Article IV, however, shall be the exclusive procedures governing any indemnity action brought under this
Article IV or otherwise relating to Liabilities.

     Section 4.11. SURVIVAL OF INDEMNITIES. The rights and obligations of each of Silicon Graphics and the Company and their respective Indemnitees under this
Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities.

     Section 4.12. AFTER-TAX INDEMNIFICATION PAYMENTS. Except as otherwise expressly provided herein or in an Ancillary Agreement, indemnification payments made by either party under this Article shall give effect to, and be reduced by the value of, any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party.

                                     ARTICLE V
                             CERTAIN ADDITIONAL MATTERS

     Section 5.1. ANCILLARY AGREEMENTS. On or prior to the Closing Date, Silicon Graphics and the Company shall execute and deliver the Ancillary Agreements.

     Section 5.2. COMPANY OFFICERS AND BOARD OF DIRECTORS. On or prior to the Closing Date, Silicon Graphics shall take and shall cause the Company to take all actions necessary to appoint as officers and directors of the Company those persons named in the Registration Statement to constitute the officers and directors of the Company on the Closing Date.

     Section 5.3. THE COMPANY CERTIFICATE OF INCORPORATION AND BYLAWS. Prior to the Closing Date, Silicon Graphics shall take all action necessary to cause the Company Certificate and Company Bylaws to be amended and restated substantially in the form attached to the Registration Statement as exhibits thereto.

     Section 5.4  INSURANCE POLICIES AND CLAIMS ADMINISTRATION.  (a)
MAINTENANCE OF INSURANCE COVERAGE FOLLOWING THE CLOSING DATE. Silicon Graphics shall use reasonable efforts to maintain in full force and effect at all times during the period in which Silicon Graphics owns in excess of fifty percent (50%) of the outstanding voting stock of the Company, for the benefit of the Company, (i) as "excess" coverage, general liability, workers' compensation, property, and electronic errors and omissions policies of insurance, and (ii) as "primary" coverage, directors and officer's liability policies of insurance (collectively, the "POLICIES" and individually, a "POLICY"); PROVIDED, HOWEVER, Silicon Graphics shall have the right, in its sole discretion, to modify any such

Policy or Policies (including, without limitation, with respect to coverage limits, covered locations, co-insurance, deductibles and exclusions), cancel or replace any such Policy or Policies at any time and from time to time; and PROVIDED, FURTHER, HOWEVER, that nothing contained herein shall be construed to require Silicon Graphics to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any such Policy or Policies.

     (b) COMPANY RESPONSIBLE FOR ESTABLISHING INSURANCE COVERAGE. (i) If, as a result of any modification, cancellation or replacement of any Policy or Policies the Company's insurance coverage is insufficient in any respect, and
(ii) from and after such time as Silicon Graphics ceases to own in excess of fifty percent (50%) of the outstanding voting stock of the Company, the Company shall be responsible for establishing and maintaining its own separate insurance policies (including, without limitation, primary and excess general liability, automobile, workers, compensation, property, director and officer liability, fire, crime, surety, electronics errors and omissions and other similar insurance policies). Notwithstanding any other agreement or understanding to the contrary, neither Silicon Graphics nor any of its subsidiaries shall have any liability or obligation to the Company or its subsidiaries with regard to matters now or hereafter covered under any Policy or Policies for any period, whether arising prior to, on or after the Closing Date. [The Company shall name Silicon Graphics as an additional insured on all primary and excess general liability and automobile liability insurance policies and provide Silicon Graphics with a certificate of insurance acceptable to Silicon Graphics for purposes of evidencing such coverages and additional insured status.]

     (c) ADMINISTRATION AND PROCEDURE. Silicon Graphics shall have the right to administer any claims made under any Policy. The Company shall notify Silicon Graphics of any claim relating to the Company or a subsidiary thereof under one or more of the Policies, and the Company agrees to cooperate and coordinate with Silicon Graphics concerning any strategy Silicon Graphics may elect to pursue to secure coverage and payment for such claim by the appropriate insurance carrier. Notwithstanding anything contained herein, in any other agreement or applicable Policy or any understanding to the contrary, the Company assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "INSURANCE CHARGES"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of the Company or any of its subsidiaries. To the extent that the terms of any applicable Policy provide that Silicon Graphics or a subsidiary thereof, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Silicon Graphics or such subsidiary shall be entitled to demand that the Company or a subsidiary thereof make such payment directly to the person or entity entitled thereto. In connection with any such demand, Silicon Graphics shall submit to the Company or a subsidiary thereof a copy of any invoice received by Silicon Graphics or a subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that the Company or its subsidiary fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Silicon Graphics or a subsidiary of Silicon Graphics, Silicon Graphics or a subsidiary of Silicon Graphics may (but shall not be required to) pay such Insurance Charges for and on behalf of the Company or its subsidiary and, thereafter, the Company or its subsidiary shall forthwith reimburse Silicon Graphics or such subsidiary of Silicon Graphics for such payment.

                                     ARTICLE VI
                               ACCESS TO INFORMATION

     Section 6.1. PROVISION OF CORPORATE RECORDS. Each of Silicon Graphics and the Company shall arrange as soon as practicable following the Closing Date for the provision to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

     Section 6.2. ACCESS TO INFORMATION. From and after the Closing Date, each of Silicon Graphics and the Company shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     Section 6.3. LITIGATION COOPERATION. Each of Silicon Graphics and the Company shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Closing Date in which the requesting party may from time to time be involved.

     Section 6.4.  REIMBURSEMENT.  Each party providing witnesses under Section
6.3 to the other shall be entitled to receive from the party for whom the witness is provided, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such witnesses.

     Section 6.5. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with such party's written record retention policy or, if no such policy exists, the past practice of such party. Notwithstanding the foregoing and except as provided in any Ancillary Agreement, any party may destroy or otherwise dispose of any such information at any time upon not less than ten
(10) days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of; PROVIDED, HOWEVER, that if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party. Except as provided in the Tax Sharing Agreement or otherwise required by law or agreed to in writing, either party shall have the right to destroy or otherwise dispose of any such information at any time after the second anniversary of this Agreement.

     Section 6.6. CONFIDENTIALITY. Subject to Section 6.7, each party and each of its subsidiaries shall hold and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, trade secret or proprietary information concerning the other party, except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished, (iii) independently generated without reference to any proprietary or confidential information of the other party, or (iv) information that may be disclosed pursuant to any Ancillary Agreement. Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this
Section 6.6.

     Section 6.7. PROTECTIVE ARRANGEMENTS. In the event that any party hereto (or any of its subsidiaries) either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide information of any other party hereto (or any of its subsidiaries) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

     Section 6.8. MAIL. After the Closing Date, each of Silicon Graphics and the Company may receive mail, telegrams, packages and other communications property belonging to the other. Accordingly, at all times after the Closing Date, each of Silicon Graphics and the Company authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 6.8 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Silicon Graphics or the Company, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 6.8 are not intended to and shall not be deemed to constitute an authorization by either Silicon Graphics or the Company to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

                                    ARTICLE VII
                                 DISPUTE RESOLUTION

     Section 7.1. AGREEMENT TO MEDIATE. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between Silicon Graphics and its subsidiaries and the Company and its subsidiaries.

     Section 7.2. ESCALATION. It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "ESCALATION NOTICE") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; PROVIDED, HOWEVER, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

     Section 7.3. DEMAND FOR MEDIATION. At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 90 days after the delivery of an Escalation Notice (as applicable, the "MEDIATION DEMAND DATE"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may make a written demand (the "MEDIATION DEMAND NOTICE") that the dispute be submitted to mediation. Any opinion expressed by the mediator shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any subsequent proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own attorney's fees and other costs and expenses. The site of the mediation shall be Mountain View, California, unless otherwise agreed by the parties. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 7.2, is a prerequisite to a demand for meditation under Section this 7.3.

     Section 7.4. CERTAIN ADDITIONAL MATTERS. (a) Either party may apply to any court having jurisdiction and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved.

     (b) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation in confidence in accordance with the provisions of Article VI. Each of the parties shall request that any mediator comply with such confidentiality requirement.

     (c) Notwithstanding anything herein to the contrary, in the event that any party determines in good faith that the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $30 million, the provisions of Section 7.3 shall not apply and any party may elect, in lieu of mediation, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction.

     Section 7.5. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.

                                     ARTICLE VIII
                                    MISCELLANEOUS

     Section 8.1. TERMINATION. This Agreement may be terminated and the Separation and/or the Initial Public Offering may be deferred, modified or abandoned at any time prior to the Closing Date by and in the sole discretion of the Board of Directors of Silicon Graphics without the approval of the Company. In the event of such termination, no party hereto (or any of its respective directors or officers) shall have any liability to any other party pursuant to this Agreement.

     Section 8.2. EXPENSES. (a) Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the interpretation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Silicon Graphics, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

     (b) Underwriting commissions and discounts attributable to the shares of Common Stock sold by each of the parties hereto in the Initial Public Offering shall be paid by the party selling such shares.

     (c) It is understood and agreed that the Company and Silicon Graphics shall pay the legal, filing, accounting, printing and other out-of-pocket expenditures in connection with (i) the preparation, printing and filing of the Registration Statement and (ii) sale of the shares of Common Stock in the Initial Public Offering, including, without limitation, third-party costs, fees and expenses relating to the Initial Public Offering, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, and all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, in the same proportion as the number of shares of Common Stock sold by each of them in the Initial Public Offering bears to the total number of shares sold in the Initial Public Offering (in each case exclusive of any over-allotment option of the Underwriters under the Underwriting Agreement).

     Section 8.3. NOTICES. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

     If to Silicon Graphics, to:

          2011 N. Shoreline Blvd.
          Mountain View, California 94043
          Attn: Director, Corporate Legal Services
          Telecopy Number: (650) 932-0652

     If to the Company, to:

          Mountain View, California 94043
          Attn: General Counsel
          Telecopy Number:

     Any party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

     Section 8.4. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.
No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     Section 8.6. GOVERNING LAW; JURISDICTION; FORUM. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to the conflicts of law rules of such state. Each party hereto expressly submits and consents in advance to the non-exclusive jurisdiction of the State and Federal courts sitting in the City of San Francisco, State of California, in any Action between the parties arising under this Agreement or under any Ancillary Agreement, and hereby waives any claim that any such state or federal court is an inconvenient or improper forum.

     Section 8.7. ENTIRE AGREEMENT. This Agreement including the schedules hereto, together with the Ancillary Agreements, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

     Section 8.8. PARTIES IN INTEREST. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than Silicon Graphics and the Company, and Silicon Graphics Indemnitees and Company Indemnitees under Article IV hereof.

     Section 8.9. TAX SHARING AGREEMENT. Notwithstanding any other provision of this Agreement to the contrary, any and all matters relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

     Section 8.10. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any Consents and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; PROVIDED that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such Consents and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

     Section 8.11. EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     Section 8.12. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     Section 8.13. TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

                              SILICON GRAPHICS, INC.


                              By: /s/ William M. Kelly
                                 ---------------------------------
                              Name:  William M. Kelly
                              Title: Senior Vice President-
                                     Corporate Operations


                              MIPS TECHNOLOGIES, INC.


                              By: /s/ John E. Bourgoin
                                 ---------------------------------
                              Name: John E. Bourgoin
                              Title: Chief Executive Officer and President

                                  SCHEDULE 1.1(a)
                                 COMPANY CONTRACTS

     The detailed list of Company Contracts, including the appropriate contracts with NEC Corporation, Toshiba Corporation, LSI Logic Corporation, Philips Electronics N.V., Integrated Device Technology, NKK Corporation and Quantum Effect Design, Inc., is included in this Schedule.

                                 SCHEDULE 2.1(a)(i)
                              TANGIBLE PERSONAL PROPERTY
     The detailed list of Tangible Personal Property is included in this Schedule.

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                                SCHEDULE 2.1(a)(ii)
                                     INVENTORY

     The detailed list of Inventory is included in this Schedule.

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                                SCHEDULE 2.1(a)(iii)
                                    RECEIVABLES

     The detailed list of Receivables is included in this Schedule.

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                                SCHEDULE 2.1(a)(ix)
                           SALES AND PROMOTIONAL MATERIAL

     The detailed list of Sales and Promotional Material is included in this Schedule.

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                                 SCHEDULE 2.1(a)(x)
                         GOVERNMENTAL PERMITS AND APPROVALS

     The detailed list of Governmental Permits and Approvals is included in this Schedule.

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                                 SCHEDULE 2.1(b)(i)
                                  EXCLUDED ASSETS

     The detailed list of Excluded Assets is included in this Schedule.

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                                SCHEDULE 2.2(a)(iv)
                                    LIABILITIES

     The detailed list of Liabilities is included in this Schedule.

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                                 SCHEDULE 2.2(b)(i)
                                EXCLUDED LIABILITIES

     The detailed list of Excluded Liabilities is included in this Schedule.


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                                  SCHEDULE 2.6(b)
                            AGREEMENTS NOT TO TERMINATE

     The detailed list of Agreements not to Terminate is included in this Schedule.

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                                     SCHEDULE 2.3(b)
                                     JOINT CONTRACTS

     The detailed list of Joint Contracts is included in this Schedule.